Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR05-119
Hastings Entertainment, Inc. Reports Net Income of $0.06 per Diluted Share
for 2Q 2005 Compared to $0.05 per Diluted Share 2Q 2004
Lowering Guidance for Fiscal Year 2005
AMARILLO, Texas, August 22, 2005—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three and six months ended July 31, 2005. Net income for the second quarter of fiscal 2005 was approximately $0.7 million, or $0.06 per diluted share, compared to approximately $0.6 million, or $0.05 per diluted share for the second quarter of fiscal 2004. For the six months, net income was approximately $1.4 million, or $0.12 per diluted share in fiscal 2005 compared to net income of approximately $2.6 million, or $0.22 per share for fiscal 2004.
“We are pleased with our results in what proved to be a very challenging second quarter for many retailers,” said John H. Marmaduke, Chairman and Chief Executive Officer. “Retail revenues, particularly for companies in the video rental and music industries, experienced a significant slump. Hastings’ ability to turn a profit in this environment speaks to the soundness of our multimedia format with excellent product offerings across industry lines and effective cost controls relating to merchandise and rental costs, which are a component of Cost of Goods Sold. These cost controls were improved in fiscal 2004 and began to pay benefits to our bottom line in fiscal 2005.”
Marmaduke continued, “In addition, we are thrilled that Jeff Ostler has agreed to serve as Vice President of Operations, effective August 16, 2005. Jeff previously served as Division Vice President, Retail Operations for Dollar General Corporation in Nashville, Tennessee, and most recently as Vice President, Store Operations for Denninghouse, Inc., a Canadian corporation operating discount stores under the business name ‘Buck or Two.’ Jeff brings nearly 20 years of operational experience to Hastings and will be a positive addition to the Hastings management team.”
Financial Results for the Second Quarter of Fiscal Year 2005
Revenues. Total revenues for the second quarter increased $0.3 million, or 0.3%, to $122.7 million compared to $122.4 million for the second quarter of fiscal 2004, resulting primarily from the opening of new superstores. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended July 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$100,038	81.5%	$97,396	79.6%	$2,642	2.7%
Rental revenue	22,688	18.5%	25,016	20.4%	(2,328)	-9.3%

Total revenues	$122,726	100.0%	$122,412	100.0%	$314	0.3%

Comparable-store revenues:
Total	-0.8%
Merchandise	1.7%
Rental	-10.2%
The higher merchandise Comps were primarily the result of Comp increases in our books, video games, and boutique categories. Below is a summary of the Comp results for those categories:

	Three Months Ended July 31,
	2005	2004
Books	1.2%	-1.2%
Video games	14.6%	9.4%
Boutique	11.8%	1.6%
Book Comps increased 1.2% during the current quarter primarily due to the July release of the sixth book in the Harry Potter series, while video games Comps rose 14.6% due to strong sales of new and used XBOX games as well as video game hardware. Our boutique product line showed an 11.8% Comp increase, headlined by the increased sales of body jewelry, novelty t-shirts, and action figures. Rental video Comps decreased 10.2% from the same period last year reflecting general rental weakness industry-wide.
Gross Profit. For the second quarter, total gross profit dollars increased approximately $1.4 million, or 3.2%, to $45.1 million from $43.7 million for the same period last year, primarily as a result of increases in both merchandise and rental margin rates. As a percentage of total revenues, gross profit increased to 36.7% for the quarter compared to 35.7% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $1.2 million to $43.4 million for the current quarter compared to $42.2 million for the same quarter in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. Additionally, we recognized an asset impairment charge of $0.2 million and expenses of approximately $0.3 million in connection with implementation of controls and procedures to comply with Section 404 of the Sarbanes-Oxley Act. As a percentage of total revenues, SG&A increased to 35.3% for the current quarter compared to 34.5% for the same quarter in the prior year.
Financial Results for the Six Months Ended July 31, 2005
Revenues. Total revenues for the first six months of fiscal 2005 increased $2.5 million, or 1.0%, to $251.8 million compared to $249.3 million for the same period in the prior year, resulting primarily from the opening of new superstores. The following is a summary of our revenue results (dollars in thousands):

	Six Months Ended July 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$204,902	81.4%	$198,498	79.6%	$6,404	3.2%
Rental revenue	46,948	18.6%	50,851	20.4%	(3,903)	-7.7%

Total revenues	$251,850	100.0%	$249,349	100.0%	$2,501	1.0%

Comparable-store revenues:
Total	-0.5%
Merchandise	1.6%
Rental	-8.2%
The higher merchandise Comps were primarily the result of changes in the following categories:

	Six Months Ended July 31,
	2005	2004
Video for sale	1.2%	25.4%
Video games	22.8%	8.0%
Boutique	14.4%	3.4%
Video for sale Comps rose 1.2% due to higher DVD sales, offset by declining VHS sales. Video games Comps rose 22.8% due to strong sales of new and used XBOX games as well as video game hardware. Our boutique Comp increase of 14.4% was headlined by the increased sales of body jewelry, novelty t-shirts, and action figures. Rental video Comps decreased 8.2% from the same period last year reflecting general rental weakness industry-wide.
Gross Profit. For the current six months, total gross profit dollars increased approximately $0.8 million, or 0.9%, to $89.1 million from $88.3 million for the same period last year, primarily as a result of higher revenues. As a percentage of total revenues, gross profit remained stable at 35.4% for the six months ended July 31, 2005 compared to the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $2.6 million to $85.7 million for the current six month period compared to $83.1 million for the same period in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A increased to 34.0% for the six months ended July 31, 2005 compared to 33.3% for the six months ended July 31, 2004.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program. During the second quarter of fiscal year 2005, we purchased a total of 183,290 shares at a cost of approximately $1,089,000, or $5.94 per share. As of July 31, 2005, a total of 1,197,363 shares had been purchased under the program at a cost of approximately $6.3 million, for an average cost of approximately $5.26 per share.
Store Activity
Since May 24, 2005, which was the date we last reported superstore activity, we have had additional superstore activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Ogden, UT	Relocation	77,226	19,060	6/17/2005
Bryan, TX	Expansion	65,660	21,827	7/1/2005
Fiscal Year 2005 Guidance
“Although our net income for the first and second quarters was consistent with our internal forecast, we are revising our guidance downward from $0.55 to $0.58 earnings per diluted share to $0.47 to $0.50 for fiscal year 2005,” said Dan Crow, Vice President of Finance and Chief Financial Officer. “We expect the downturn in the rental industry experienced in the first half of Fiscal 2005 to continue through the remainder of the fiscal year. Accordingly, we have lowered our internal projections of rental revenue in the second half of Fiscal 2005. This impact is partially offset by increased margin rates, resulting from improved operating efficiencies.
In addition, we now set forth the following guidance regarding net income (loss) per diluted share for the remaining quarters of fiscal 2005:

Quarter ended October 31, 2005	($0.13) to ($0.16)
Quarter ended January 31, 2006	$0.48 to $0.51
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2005, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2005	2004	2005
	(unaudited)	(unaudited)
		(as restated)
Assets
Current assets
Cash	$8,286	$5,911	$9,543
Merchandise inventory	143,552	150,087	153,554
Deferred income taxes, current	3,141	2,018	3,198
Other current assets	6,772	7,827	6,945

Total current assets	161,751	165,843	173,240

Property and equipment, net	76,007	76,279	80,010
Deferred income taxes, non-current	2,528	2,841	308
Intangible assets, net	497	586	542
Other assets	63	16	16

Total assets	$240,846	$245,565	$254,116

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$254	$191	$243
Trade accounts payable	63,986	73,058	86,082
Accrued expenses & other current liabilities	34,750	34,841	36,166

Total current liabilities	98,990	108,090	122,491

Long-term debt, excluding current maturities	49,654	48,292	39,603
Other liabilities	2,067	2,598	2,248

Commitments and contingencies	—	—	—

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,137	36,409	36,382
Retained earnings	57,196	52,557	55,771
Treasury stock, at cost	(3,317)	(2,500)	(2,498)

Total shareholders’ equity	90,135	86,585	89,774

Total liabilities and shareholders’ equity	$240,846	$245,565	$254,116

Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		(as restated)		(as restated)

Merchandise revenue	$100,038	$97,396	$204,902	$198,498
Rental revenue	22,688	25,016	46,948	50,851

Total revenues	122,726	122,412	251,850	249,349

Merchandise cost of revenue	69,383	69,427	145,463	141,323
Rental cost of revenue	8,243	9,238	17,248	19,768

Total cost of revenues	77,626	78,665	162,711	161,091

Gross profit	45,100	43,747	89,139	88,258

Selling, general and administrative expenses	43,376	42,189	85,703	83,130
Pre-opening expenses	3	240	92	334

Operating income	1,721	1,318	3,344	4,794

Other income (expense):
Interest expense	(649)	(449)	(1,142)	(814)
Other, net	42	68	143	176

Income before income taxes	1,114	937	2,345	4,156

Income tax expense	443	305	920	1,562

Net income	$671	$632	$1,425	$2,594

Basic income per share	$0.06	$0.06	$0.12	$0.23

Diluted income per share	$0.06	$0.05	$0.12	$0.22

Weighted-average common shares outstanding:
Basic	11,436	11,413	11,456	11,389
Dilutive effect of stock options	297	644	366	529

Diluted	11,733	12,057	11,822	11,918

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		(as restated)		(as restated)

Cash flows from operating activities:
Net income	$671	$632	$1,425	$2,594
Adjustments to reconcile net income to net cash provided by operations
Rental asset depreciation	3,723	5,127	8,227	10,992
Property, equipment and improvement depreciation	4,871	4,787	9,654	9,393
Amortization expense	23	22	45	44
Deferred income taxes	(1,052)	(1,183)	(2,163)	74
Loss on rental assets, lost, stolen and defective	1,390	1,191	2,675	2,444
Loss on disposal of other assets	228	282	313	469
Non-cash compensation	—	60	—	60
Changes in operating assets and liabilities:
Merchandise inventory	6,088	(3,607)	13,250	(7,795)
Prepaid expenses and other current assets	(20)	(869)	173	(731)
Trade accounts payable	(12,261)	(3,842)	(22,096)	(9,014)
Accrued expenses and other liabilities	3,238	4,243	(1,416)	(826)
Other assets and liabilities, net	(124)	(441)	(228)	(261)

Net cash provided by operations	6,775	6,402	9,859	7,443

Cash flows from investing activities:
Purchases of rental assets	(4,891)	(6,952)	(11,360)	(15,303)
Purchases of property and equipment	(5,449)	(7,734)	(8,754)	(11,976)

Net cash used in investing activities	(10,340)	(14,686)	(20,114)	(27,279)

Cash flows from financing activities:
Borrowings under revolving credit facility	131,777	135,305	272,575	279,401
Repayments under revolving credit facility	(126,068)	(125,448)	(262,395)	(260,657)
Payments under capital lease obligations	(59)	(55)	(118)	(105)
Purchase of treasury stock	(1,089)	(261)	(1,611)	(452)
Proceeds from exercise of stock options	14	357	547	436

Net cash provided by financing activities	4,575	9,898	8,998	18,623

Net increase (decrease) in cash	1,010	1,614	(1,257)	(1,213)
Cash at beginning of period	7,276	4,297	9,543	7,124

Cash at end of period	$8,286	$5,911	$8,286	$5,911

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,	January 31,
	2005	2004	2005
Merchandise inventories, net	$143,552	$150,087	$153,554
Inventory turns, trailing 12 months (B)	1.85	1.92	1.84

Long-term debt	$49,654	$48,292	$39,603
Long-term debt to total capitalization (C)	35.5%	35.8%	30.6%

Book value (D)	$90,135	$86,585	$89,774
Book value per share (E)	$7.62	$7.27	$7.52

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
EBITDA (F)	$10,380	$11,322	$21,413	$25,399

Adjusted EBITDA (F)	$5,489	$4,370	$10,053	$10,096

Comparable-store revenues (G):
Total	-0.8%	4.0%	-0.5%	6.0%
Merchandise	1.7%	6.8%	1.6%	8.7%
Rental	-10.2%	-5.5%	-8.2%	-2.9%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the twelve months ended July 31, 2005 divided by average merchandise inventory for the twelve months ended July 31, 2005.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.
The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Net income	$671	$632	$1,425	$2,594
Interest expense	649	449	1,142	814
Income tax expense	443	305	920	1,562
Rental depreciation expense	3,723	5,127	8,227	10,992
Property, equipment & improvement depreciation	4,871	4,787	9,654	9,393
Amortization expense	23	22	45	44

EBITDA	$10,380	$11,322	$21,413	$25,399

The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Net income	$671	$632	$1,425	$2,594
Interest expense	649	449	1,142	814
Income tax expense	443	305	920	1,562
Rental depreciation expense	3,723	5,127	8,227	10,992
Property, equipment & improvement depreciation	4,871	4,787	9,654	9,393
Amortization expense	23	22	45	44
Purchase of rental assets	(4,891)	(6,952)	(11,360)	(15,303)

Adjusted EBITDA	$5,489	$4,370	$10,053	$10,096

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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